UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

 90 North Broadway, Irvington, New York 10533
(Address of principal executive offices, including Zip Code)

 (914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2006, Prestige Brands Holdings, Inc. (the “Company”) entered into an Agreement with Gerard F. Butler (the “Butler Agreement”), the Company’s Chief Sales Officer, pursuant to which Mr. Butler’s Senior Management Agreement dated as of January 28, 2005 (the “Butler Senior Management Agreement”) with the Company was superseded by the terms of the Butler Agreement. Under the terms of the Butler Agreement, Mr. Butler has agreed to resign as an officer of the Company on a date to be selected by the Company, but in any event prior to January 31, 2007 (the “Resignation Date”). From the Resignation Date to March 31, 2007, Mr. Butler’s primary responsibility to the Company will be transitioning his position to his replacement. For the period beginning on the Resignation Date and ending on March 31, 2007, Mr. Butler will receive his current salary and benefits. Effective April 1, 2007, Mr. Butler will become a “Work At Home” employee of the Company for a period of one year (the “Work At Home Period”) during which period Mr. Butler will provide advice, information or guidance to the Company on an as needed basis. Mr. Butler’s employment with the Company shall terminate on April 1, 2008. During the Work At Home Period, Mr. Butler’s annual salary shall be $236,000, subject to applicable withholding taxes, payable in accordance with the Company’s normal payroll practices. For the fiscal year ending March 31, 2007, Mr. Butler will be eligible for an annual bonus, as determined by the Compensation Committee and the Board of Directors of the Company and also subject to the performance of the Company against the established bonus objectives. Mr. Butler will not be eligible to receive a bonus for the fiscal year ending March 31, 2008; provided, however, on or about May 1, 2008, Mr. Butler will receive a payment equivalent to the greater of (i) the bonus paid for the fiscal year ending March 31, 2007; or (ii) a target bonus of 45% of Mr. Butler’s salary paid during the Work At Home Period.

With regard to Mr. Butler’s Carried Shares (as defined in the Butler Senior Management Agreement), the provisions contained in the Butler Senior Management Agreement relating to the Carried Shares are incorporated by reference into the Butler Agreement. Pursuant to the terms of the Butler Agreement, Mr. Butler’s Carried Shares will continue to vest on a straightline pro rata basis through February 6, 2009. Any Carried Shares that have not vested at the expiration of the Work At Home Period will be repurchased by the Company so long as Mr. Butler has not breached the terms of the Butler Agreement. The sale of any vested Carried Shares or Co-invest Common Shares (as defined in the Butler Senior Management Agreement) will be subject to the applicable terms of the Butler Agreement and the Butler Senior Management Agreement. During the term of the Butler Agreement, in the event of any change in control of the Company or the death or disability of Mr. Butler, all of Mr. Butler’s unvested Carried Shares shall immediately vest.

In the Butler Agreement, Mr. Butler agreed to surrender and forfeit the grant of 4,734 shares of restricted stock made as of July 1, 2006. Mr. Butler also acknowledged and agreed in the Butler Agreement that he will not be eligible to receive any future

Long-Term Incentive Awards in calendar years 2007 and 2008, or at any time subsequent thereto. Mr. Butler’s award of 1,184 Performance Shares awarded as of July 1, 2006 shall mature pursuant to the terms of the award; provided, that the valuation of the amount payable, if any, under the award shall be calculated using the closing stock price of the Company’s common stock on March 31, 2008 so long as Mr. Butler retires as an employee from the Company on such date.

The Butler Agreement contains customary provisions for an executive separation agreement which include, among other things, a general release of claims against the Company and confidentiality and non-competition provisions.

Item 7.01 Regulation FD Disclosure.

Effective on the Resignation Date, the Company shall appoint Mr. David B. Talbert as Senior Vice President - Sales of the Company.

A copy of the Press Release announcing the resignation of Mr. Butler as Chief Sales Officer and the appointment of Mr. Talbert as Mr. Butler’s replacement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release dated December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2006	PRESTIGE BRANDS HOLDINGS, INC.

By: /s/ Charles N. Jolly
Name: Charles N. Jolly
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated December 22, 2006.